Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 20, 2025

1RT Acquisition Corp.

205 West 28th Street
2nd Floor Suite C
New York, New York 10001

Ladies and Gentlemen:

We have acted as U.S. counsel to 1RT Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of the offer and sale of: up to 17,250,00 Units of the Company (the “Units”) (including up to 2,250,000 Units subject to the underwriters’ (the “Underwriters”) over-allotment option), with each Unit consisting of (i) one Class A ordinary share, $0.0001 par value (the “Ordinary Shares” and the Ordinary Shares underlying the Units, the “Shares”), for an aggregate of up to 17,250,000 Shares (including up to 2,250,000 Shares included in the Units subject to the Underwriters’ over-allotment option) and (ii) one-quarter of one redeemable warrant (a “Warrant”), with each Warrant entitling the holder thereof to receive one Ordinary Share at a price of $11.50 per share, for an aggregate of up to 4,312,500 Warrants (including up to 562,500 Warrants included in the Units subject to the Underwriters’ over-allotment option).

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Memorandum and Articles of Association of the Company, as in effect on the date hereof, (ii) the Registration Statement, (iii) the form of underwriting agreement to be entered into by and between the Company and the Underwriter, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), (iv) the form of Unit certificate, filed as Exhibit 4.1 to the Registration Statement, (v) the form of Ordinary Share certificate, filed as Exhibit 4.2 to the Registration Statement, (vi) the form of Warrant certificate, filed as Exhibit 4.3 to the Registration Statement, (vii) the form of Warrant Agreement, filed as Exhibit 4.4 to the Registration Statement, (viii) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Units, the Shares, and the Warrants and the filing of the Registration Statement and (x) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that, before the issuance of the Units, the Shares, or the Warrants, (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Underwriting Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

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1RT Acquisition Corp.

June 20, 2025

1. When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. Each Share included in the Units has been duly authorized and, when the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Share included in the Units will be validly issued, fully paid and non-assessable.

3. When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Warrant included in the Units will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4. Each Share underlying the Warrants has been duly authorized and, when delivered in accordance with the Warrants, each Share will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Units and Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the General Corporation Law of Delaware and the State of New York, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP